                                                                 EXHIBIT 4(a)(1)



                     RESTATED CERTIFICATE OF INCORPORATION


                                       OF


                                LIFEPOINT, INC.



     It is hereby certified that:



          1. (a) The present name of the corporation (hereinafter called the "Corporation") is LifePoint, Inc.



            (b) The name under which the Corporation was originally incorporated is U.S. Drug Testing, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is October 8, 1992.



          2. The provisions of the certificate of incorporation of the Corporation, as herein and as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of LifePoint, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth except for the deletion of the name and address of the incorporator and except for modifying the terms of the Preferred Stock in subparagraphs Fourth so as to reflect the deletion of the previously designated Series B 20% Cumulative Convertible Preferred Stock and the designation of the Series C Convertible Preferred Stock.



          3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:



                     "Restated Certificate of Incorporation


                                       of

                                LifePoint, Inc.


          FIRST: The name of the Corporation (hereinafter called the "Corporation") is LifePoint, Inc.



          SECOND: The address, including street number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.



          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



          FOURTH: A. The total number of shares of stock (hereinafter referred to as the "Capital Stock") which the Corporation shall have authority to issue is


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     78,000,000, all of which shares shall have the par value of $.001 per share, and the Capital Stock shall be divided into two classes:



             1. 3,000,000 of the shares shall be Preferred Stock.



             2. 75,000,000 of the shares shall be Common Stock.



          B. The relative rights, powers, privileges, preferences, participations, qualifications, limitations and restrictions of the classes of the Capital Stock are as follows:



1. SERIES C CONVERTIBLE PREFERRED STOCK



                           I. DESIGNATION AND AMOUNT



     The designation of this series, which consists of 430,000 shares of Preferred Stock, is the Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") and the stated value shall be $35.00 per share (the "STATED VALUE").



                                II. NO DIVIDENDS



     The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock.



                            III. CERTAIN DEFINITIONS



     For purposes of this Certificate of Designation, the following terms shall have the following meanings:



          A. "CLOSING SALES PRICE" as of any date, (i) means the closing sales price for the shares of the Common Stock as reported on The American Stock Exchange ("AMEX") by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting Closing Sales Prices of such security, a comparable reporting service of national reputation selected by the Company and reasonably acceptable to holders of a majority of the then outstanding shares of Series C Preferred Stock (collectively "BLOOMBERG"), or (ii) if the AMEX is not the principal trading market for the shares of the Common Stock, the closing sales price, or, if not so reported, the average of the closing bid and asked prices as reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sale price for such period, the last reported bid price as reported by Bloomberg for such period, or (iii) if the Closing Sales Price cannot be calculated as of such date on any of the foregoing bases, the Closing Sales Price on any such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to holders of a majority of the then outstanding shares of Series C Preferred Stock, with the costs of the determination to be borne by the Company. The manner of determining the Closing Sales Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.



          B. "REDEMPTION AT MATURITY" means the Company's option to redeem at the Maturity Date (as herein defined) in cash the Series C Preferred Stock pursuant to Article VIII.E


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          C. "CONVERSION DATE" means, for any Conversion (as defined below), the date on which the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION") is delivered by fax, as evidenced by a mechanically or electronically generated confirmation thereof (or delivered by other means resulting in notice) to the Company before 4:30 p.m., Pacific time, on the Conversion Date indicated in the Notice of Conversion. The holder shall confirm, by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Company or his or her administrative assistant), the delivery of the Notice of Conversion to the Company on the date on which the Notice of Conversion is delivered or before 9:00 a.m., Pacific time, on the trading day immediately succeeding such date; provided that an overnight courier delivery which is signed for or refused by the Company prior to 12:00 noon, Pacific time, on a given day shall be deemed to have been delivered before 9:00 a.m., Pacific time, on such day. If the Notice of Conversion is not so faxed or otherwise delivered or the overnight courier, in-person or telephone confirmation is not so made or deemed to be made before such applicable times, then the Conversion Date shall be the date as of which both such conditions are satisfied (i.e., the Notice of Conversion is delivered on or before 4:30 p.m., Pacific time, on a given day and the overnight courier, in-person or telephone confirmation is made or deemed to be made either on such day of delivery or before 9:00 a.m., Pacific time, on the immediately succeeding trading day).



          D. "CONVERSION DEFAULT" means (i) following the submission by a holder of shares of Series C Preferred Stock of a Notice of Conversion, the Company fails for any reason (other than because of an event described in clause (iii) below) to deliver, on or prior to the tenth (10th) business day following the expiration of the Delivery Period (as defined below) for such conversion, such number of shares of the Common Stock without a restrictive legend (other than a prospectus delivery requirement legend) covered by an effective registration statement to which such holder is entitled upon such conversion including shares issuable in payment of the redemption of Premium on the Series C Preferred Stock, (ii) the Company provides notice to any holder of Series C Preferred Stock at any time of its intention not to issue freely tradeable shares of the Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because of an event described in clause (iii) below), or (iii) the Company is prohibited, at any time, from listing shares of the Common Stock or from issuing shares of the Common Stock upon conversion of Series C Preferred Stock (including shares issuable upon redemption of Premium) to any holder because the Company (A) does not at the date of such conversion have available a sufficient number of authorized and reserved shares of the Common Stock or
     (B) such listing or issuance would exceed the then unissued portion of such holder's Cap Amount (as defined below); provided that so long as a conversion dispute is being resolved as provided in Article IV.B(v), no Conversion Default shall occur.



          E. "CONVERSION PRICE" means $3.50, subject to adjustment as provided herein, provided, however, if on the third anniversary of the Issuance Date (the "MATURITY DATE"), the Market Price of the Common Stock is less than the Conversion Price then in effect, the Conversion Price will equal the Market Price as of such date for any share of Series C Preferred Stock then outstanding. Notwithstanding anything to the contrary contained herein, the adjustment of the Conversion Price provided herein shall not trigger any anti-dilution adjustment under Article XII.D hereof or


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


     Section 4(a) of those certain stock purchase warrants (the "WARRANTS") issued pursuant to the Securities Purchase Agreement (as defined herein).



          F. "ISSUANCE DATE" means, with respect to each share of Series C Preferred Stock, the date of the Closing under that certain Securities Purchase Agreement dated as of June 20, 2001 by and among the Company and the other signatories thereto (the "SECURITIES PURCHASE AGREEMENT"), in which such share of Series C Preferred Stock was issued.



          G. "MARKET PRICE," as of any date, means the average of the Closing Sales Prices for the shares of the Common Stock for the twenty (20) consecutive trading days immediately preceding such date. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.



          H. "N" means, with respect to each share of Series C Preferred Stock, the number of days from, but excluding, the Issuance Date until the date Premium is first redeemed in accordance with Article IV.D hereof on such share and thereafter the number of days from and including the date on which Premium was last redeemed in accordance with Article IV.D hereof until the date Premium is next redeemed on such share.



          I. "PREMIUM" means an amount equal to (.1)x(N/365) x (Stated Value), provided, however, after the Maturity Date, the Premium shall mean an amount equal to (.05)x(n/365) x (Stated Value).



                     IV. CONVERSION: REDEMPTION OF PREMIUM



     A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series C Preferred Stock may, at any time and from time to time on or after the Issuance Date, convert (a "CONVERSION") each of its outstanding shares of Series C Preferred Stock and any unpaid Premium thereon into a number of fully paid and nonassessable shares of the Common Stock determined in accordance with the following formula:



                                  STATED VALUE


                                CONVERSION PRICE



     B. Mechanics of Conversion.



     (i) In order to effect a Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Company or the transfer agent. The holder shall confirm by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Company or his or her administrative assistant), the delivery of the Notice of Conversion to the Company on the date on which the Notice of Conversion is delivered or before 9:00 a.m., Pacific time, on the trading day immediately succeeding such date; provided that an overnight courier delivery which is signed for or refused by the Company prior to 12:00 noon, Pacific time, on a given day shall be deemed to have been delivered before 9:00 a.m., Pacific time, on such day. Upon receipt by the Company of the Notice of Conversion by fax from a holder, the Company shall, within one business day following the later of the Company's receipt of such Notice of Conversion and the holder's overnight courier, in-person or telephone confirmation of the delivery of such Notice of Conversion, send, via fax, a confirmation (the "NOTICE OF CONVERSION CONFIRMATION") to such holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the shares of the Common Stock issuable upon such conversion, and the name and telephone number of a contact person at the Company regarding the conversion. The Company shall not be obligated to issue shares of the Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Company or the transfer agent as provided above, or the holder notifies the Company or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XVI.B hereof.



     (ii) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series C Preferred Stock accompanied or preceded by a Notice of Conversion, the Company shall, subject to the Company's redemption rights set forth in Article VIII.D, no later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of documentation pursuant to
Article XV.B) (the "DELIVERY PERIOD"), issue and deliver to the holder or its nominee, after registration of the resale of such shares under the Securities Act of 1933, as amended, or any similar successor statute (the "SECURITIES ACT"), or delivery of documentation reasonably satisfactory to the Company that the registration of such shares is not required, to such holder's nominee, (x) that number of shares of the Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. If the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company may cause its transfer agent to electronically transmit the shares of the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied or a DTC Transfer is otherwise not effected, the Company shall deliver to the holder physical certificates representing the shares of the Common Stock issuable upon conversion. Further, a holder may instruct the Company to deliver to the holder physical certificates representing the shares of the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.



     (iii) Taxes. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of the Common Stock upon the conversion of the Series C Preferred Stock other than transfer taxes due upon conversion, if such holder has transferred to another party the Series C Preferred Stock or the right to receive the shares of the Common Stock upon the holder's conversion thereof.



     (iv) No Fractional Shares. If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of the Common Stock, such fractional share shall be disregarded and the number of shares of the Common Stock issuable upon conversion of the Series C Preferred Stock shall be rounded up or down to the nearest


                                       E-7
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whole share, it being understood that .5 of one (1) share shall be rounded up to the next highest share.



     (v) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of the Common Stock as are not disputed in accordance with subparagraph (ii) above. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to the Company's outside auditors reasonably acceptable to the holder of Series C Preferred Stock being converted via facsimile at any time prior to the expiration of the Delivery Period. Such auditors, at the Company's expense, shall review the calculations and notify the Company and the holder of the results as soon as practicable following the date it receives the disputed calculations. The auditors' determination shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of the Common Stock in accordance with subparagraph
(i) above.



     C. Limitations on Conversions. The conversion of shares of Series C Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):



          (i) Cap Amount. If, notwithstanding the representations and warranties of the Company contained in the Securities Purchase Agreement, the Company is prohibited by the rules or regulations of the AMEX or of any securities exchange or quotation system on which the Common Stock is then listed or traded, from listing or issuing a number of shares of the Common Stock in excess of a prescribed amount (the "Cap Amount") without the approval of the Company's stockholders, then the Company shall not be required to list or issue, as applicable, shares in excess of the Cap Amount unless the Company has obtained the required approvals. The Cap Amount shall be allocated pro rata to the holders of Series C Preferred Stock as provided in Article XVI.C. In the event a holder of Series C Preferred Stock submits a Notice of Conversion and the Company is prohibited from listing or issuing shares of the Common Stock to satisfy such Notice of Conversion as a result of the operation of this subparagraph
     (i), such holder shall be entitled to the rights set forth in Article VII hereof.



          (ii) No Five Percent Holders. Unless a holder of shares of Series C Preferred Stock delivers a waiver in accordance with the second to last sentence of this subparagraph (ii), in no event shall a holder of shares of Series C Preferred Stock be entitled to receive shares of the Common Stock upon a conversion to the extent that the sum of (x) the number of shares of the Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series C Preferred Stock or the unexercised or unconverted portion of any other securities of the Company (including, without limitation, the Warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of the Common Stock issuable upon the conversion of the shares of Series C Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of the Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained


                                       E-8
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     in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of the Common Stock and each holder of outstanding shares of Series C Preferred Stock shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, a holder of shares of Series C Preferred Stock may, by providing written notice to the Company, (x) adjust the restriction set forth in this subparagraph (ii) so that the limitations on beneficial ownership of 4.99% of the outstanding shares of the Common Stock referred to above shall not be applicable to such holder, which adjustment shall not take effect until the 61st day after the date of such notice and (y) irrevocably waive the right to deliver a waiver in accordance with clause (x) of this sentence. Notwithstanding the foregoing, this Article IV.C(ii) shall not apply to any holder who owns more than 4.99% of the outstanding shares of the Common Stock prior to the Issuance Date.



     D. Redemption of Premium. On the last date of each of the Company's fiscal quarters, commencing September 30, 2001, in which shares of Series C Preferred Stock are outstanding, the Company shall redeem all accrued and unpaid Premium as of such date, such redemption to be effected by the issuance of a number of shares of the Common Stock to each holder of Series C Preferred Stock equal to the quotient obtained by dividing the aggregate amount of such Premium on the shares of Series C Preferred Stock held by such holder on such date, by the Market Price on such date. In the event of a Conversion, any and all outstanding Premium with respect to the shares of Series C Preferred Stock being converted shall be redeemed by the Company as of such Conversion Date by the issuance of a number of shares of the Common Stock equal to the quotient obtained by dividing the aggregate amount of Premium as of such Conversion Date and the shares being converted by the Market Price on such Conversion Date. Any fractional share resulting from the redemption of Premium shall be rounded to the nearest whole share in accordance with Article IV.B(iv).



     E. Mandatory Conversion. Subject to the limitations set forth in Paragraph C(i) and (ii) of this Article IV, and provided all shares of the Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by the holders of such shares of Series C Preferred Stock and (iii) eligible to be traded on either the AMEX, The New York Stock Exchange (the "NYSE"), the NASD National Market (the "NNM"), the Nasdaq Small Cap Market (the "NSCM") or the successors of any of them, and provided no Redemption Event has occurred and is continuing, the Company may, by delivery of a Notice of Conversion to each of the holders of Series C Preferred Stock, require the holders of the Series C Preferred Stock to convert no more than 20% of their outstanding shares of the Series C Preferred Stock, on a pro-rata basis, pursuant to the applicable conversion procedures set forth in Article IV.B (a "Mandatory Conversion") upon each of the following occurrences: if the Closing Sales Prices of the Common Stock for ten (10) consecutive trading days immediately preceding the date of the Notice of Conversion (which Notice shall be delivered within three (3) business days of its date) is at or above $7.50, $8.50, $9.50, $10.50 and $11.50, respectively, (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company with respect to its Common Stock); provided, however that the holders of Series C Preferred Stock are not required to deliver a Notice of Conversion to the Company or its transfer agent. Notwithstanding the foregoing, in the event the Company elects to effect a Mandatory Conversion with respect to any of the trigger prices provided for above, thereafter, the Company will have no further right to


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elect a Mandatory Conversion with respect to such trigger price. For example, if the Closing Sales Price of the Common Stock for the ten (10) consecutive trading day period immediately preceding the date of the Notice of Conversion is at or above $7.50 and the Company elects a Mandatory Conversion, thereafter the Company will have no further right to elect another Mandatory Conversion unless and until the Closing Sales Price for another ten (10) consecutive trading day period is at or above $8.50. In the event the Company elects to exercise its Mandatory Conversion rights with respect to only some of the outstanding Series
C Preferred Stock, such Series C Preferred Stock shall be converted pro rata among the holders thereof based upon the percentage of Series C Preferred Stock held by such holders against the then total outstanding shares of Series C Preferred Stock.



     F. Additional Mandatory Conversion. Subject to the limitations set forth in paragraph C(i) and (ii) of this Article IV, and provided all shares of the Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by the holders of such shares of Series C Preferred Stock and (iii) eligible to be traded on either the AMEX, the NYSE, NMN, the NSCM or the successors of any of them, and provided no Redemption Event has occurred and is continuing, the Company may, by delivery of a Notice of Conversion to each of the holders of Series C Preferred Stock, if, an underwriter requires as a condition precedent to an underwritten public offering by such underwriter of securities of the Company, provided that the offering will provide to the Company net proceeds of at least $20,000,000 and the offering price to the public, net of underwriting discount and commissions, is not less than ten dollars ($10.00) per share of the Common Stock (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company with respect to its Common Stock), require such holders to convert all of the outstanding shares of Series C Preferred Stock pursuant to the applicable conversion procedures set forth in
Article IV.B (a "Mandatory Conversion"); provided, however, that the holders of Series C Preferred Stock are not required to deliver a Notice of Conversion to the Company or its transfer agent and provided, further, that such conversion shall occur contemporaneously with the closing of such public offering.



     G. Additional Optional Conversion. If at any time after the Issuance Date the Common Stock (including, from and after the Conversion Date, any of the shares of the Common Stock issuable upon conversion of the Series C Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NSCM, the NNM, the NYSE or the AMEX for an aggregate of ten (10) full trading days in any nine (9)-month period (a "DELISTING EVENT"), each holder of shares of Series C Preferred Stock may convert each of its outstanding shares of Series C Preferred Stock and any unpaid Premium thereon into shares of the Common Stock in accordance with
Article IV.A and Article IV.B hereof, provided, however, if the Market Price of the Common Stock is less than the Conversion Price then in effect as of the date of the Delisting Event, the Conversion Price will equal the Market Price as of such date. Notwithstanding anything to the contrary contained herein, the adjustment of the Conversion Price provided herein shall not trigger any anti-dilution adjustment under Article XII.D hereof or Section 4(a) of the Warrants.



                    V. RESERVATION OF SHARES OF COMMON STOCK



     A. Reserved Amount. On the Issuance Date, the Company shall reserve 110% of the number of shares of the Common Stock which would be issuable if the outstanding shares


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of Series C Preferred Stock were converted in their entirety on the such
Issuance Date based on the Conversion Price in effect on such Issuance Date of the authorized, unreserved and unissued shares of the Common Stock for issuance upon conversion of the Series C Preferred Stock and thereafter the number of authorized, unreserved and unissued shares of the Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series C Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series C Preferred Stock as provided in Article XVI.C.



     B. Increases to Reserved Amount. In the event the Conversion Price is adjusted pursuant to the terms of this Certificate of Designation (an "AUTHORIZATION TRIGGER DATE") the Company shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of the Common Stock) to increase the Reserve Amount to 110% of the number of shares of the Common Stock then issuable upon conversion of the outstanding Series C Preferred Stock at the adjusted Conversion Price. In the event the Company fails to so increase the Reserved Amount within 120 days after an Authorization Trigger Date (such event being the "RESERVED AMOUNT TRIGGER EVENT"), each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.C) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series C Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 100% of the total number of shares of the Common Stock issuable to such holder upon conversion of its Series C Preferred Stock at the adjusted Conversion Price. If the Company fails to redeem any of such shares within ten (10) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.



                       VI. FAILURE TO SATISFY CONVERSIONS



     A. Buy-In Cure. Unless the Company has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Company is unable to honor conversions due to the limitations contained in
Article IV.C, if (i) (a) the Company fails for any reason to deliver during the Delivery Period shares of the Common Stock to a holder upon a conversion of shares of Series C Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(ii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of the Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of the Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Company shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of the Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of the Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of the Common Stock it sold for $10,000, the Company will be required to pay the holder $1,000. A holder shall provide the Company written notification indicating any amounts payable to such holder pursuant to this Paragraph A. The Company shall make any payments required pursuant to this Paragraph A in accordance with and subject to the provisions of Article XVI.E.



     B. Redemption Right. If the Company fails, and such failure continues uncured for seven (7) business days after the Company has been notified thereof in writing by the holder, for any reason to issue shares of the Common Stock within the applicable Delivery Period with respect to any conversion of Series C Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date (as defined below) for such Conversion Default, by delivery of a Redemption Notice to the Company, to have all of such holder's shares of Series C Preferred Stock for which a Notice of Conversion was given to the holder and for which such failure exists purchased by the Company for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Company fails to redeem any of such shares within seven (7) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C. "DEFAULT CURE DATE" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Company effects the conversion of the full number of shares of Series C Preferred Stock, (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Company issues shares of the Common Stock, without a restrictive legend (other than a prospectus delivery requirement legend) when covered by an effective registration statement, in satisfaction of all conversions of Series C Preferred Stock in accordance with Article IV.A, and (iii) with respect to a Conversion Default described in clause (i) or clause (ii) of its definition, the date on which the Company redeems shares of Series C Preferred Stock held by such holder pursuant to paragraph C of this Article VI.



     C. Void Notice of Conversion. If for any reason a holder has not received all of the shares of the Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series C Preferred Stock (including shares of the Common Stock issued in redemption of Premium on shares of Series C Preferred Stock being converted) and such shares are not subject to a redemption notice from the holder thereof, then the holder, upon written notice to the Company's transfer agent, with a copy to the Company, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any shares of Series C Preferred Stock that have not been converted pursuant to such holder's Notice of Conversion; provided that the voiding of a holder's Notice of Conversion shall not affect such holders rights and remedies which have accrued prior to the date of such notice pursuant to Article VI hereof or otherwise.



              VII. INABILITY TO LIST OR CONVERT DUE TO CAP AMOUNT



     A. Obligation to Cure. If at any time after the Issuance Date the then unissued portion of any holder's Cap Amount is less than 110% of the number of shares of the Common Stock then issuable upon conversion of such holder's shares of Series C Preferred Stock (a "TRADING MARKET TRIGGER EVENT"), the Company shall immediately notify the holders of Series C Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders to authorize the listing or issuance of the full number of shares of the Common Stock which would be issuable upon the conversion of the then outstanding shares of Series C Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to list or issue shares of the Common Stock in excess of the Cap Amount ("TRADING MARKET PROHIBITIONS"). In the event the Company fails to eliminate all such Trading Market Prohibitions within one hundred twenty (120) days after the Trading Market Trigger Event, then each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Redemption Notice (as defined in Article VIII.C) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount, a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount exceeds 110% of the total number of shares of the Common Stock issuable upon conversion of such holder's shares of Series C Preferred Stock. If the Company fails to redeem any of such shares within ten (10) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.B.



     (i) Remedies. If the Company fails to redeem any shares of Series C Preferred Stock pursuant to Article VII.A within five (5) business days after its receipt of such Redemption Notice, and thereafter the Company is prohibited, at any time, from listing shares of the Common Stock or from issuing shares of the Common Stock upon conversion of Series C Preferred Stock to any holder because such listing or issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, any holder who is so prohibited from converting its Series C Preferred Stock because the shares of the Common Stock underlying such Series C Preferred Stock may not be listed or issued, may elect the additional remedy of requiring the Company to issue shares of the Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the average of the Closing Sales Prices for the Common Stock during the twenty (20) consecutive trading days ending on the trading day immediately preceding the date of the holder's written notice to the Company of its election to receive shares of the Common Stock pursuant to this subparagraph (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five trading day period).



                                VIII. REDEMPTION



     A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):



          (i) (a) if the Company is in default of any of its representations, warranties or covenants contained in that certain Registration Rights Agreement by and among the Company and the other signatories thereto entered into in connection with the Securities Purchase Agreement (the "Registration Rights Agreement") and any such default continues for ten
     (10) business days after the Company has been notified thereof in writing by the holder;



          (b) the Company fails to remove any restrictive legend (other than a prospectus delivery legend) on any certificate or any shares of the Common Stock issued to the holders of Series C Preferred Stock (a "LEGEND REMOVAL FAILURE") upon conversion of the Series C Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement and any such failure continues uncured for ten (10) business days after the Company has been notified thereof in writing by the holder;



          (ii) the Company provides notice to any holder of Series C Preferred Stock, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of the Common Stock to any holder of Series C Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);



          (iii) the Company shall:



             (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Company); or



             (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company and other than pursuant to a merger in which the Company is the surviving or continuing entity and the voting capital stock of the Company immediately prior to such merger represents at least 50% of the voting power of the capital stock of the Company after the merger) and its capital stock is unchanged; or



             (c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Exchange Act), other than its current affiliates;



          (iv) the Company otherwise shall breach any material term hereunder or under the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues for ten (10) business days after the Company has been notified thereof in writing by the holder;



     Then, upon the occurrence of any such Redemption Event, each holder of shares of Series C Preferred Stock shall thereafter have the option, exercisable in whole at any time or in part from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Series C Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. The occurrence of any event described in clauses (ii) or (iii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Company's receipt of any Redemption Notice hereunder (other than during the three-trading-day period following the Company's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Company's initial receipt of a Redemption Notice from a holder of Series C Preferred Stock), the Company shall immediately (and in any event within three (3) business days following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series C Preferred Stock stating the date upon which the Company received such Redemption Notice and the amount of Series C Preferred Stock covered thereby. Subject to Article VIII.D, the Company shall not redeem any shares of Series C Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Company with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Notices received by the Company) and the Company shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.



     B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series C Preferred Stock means an amount equal to the greater of:



                          V
             (i)   ---------------   x    M
                         C P
        and  (ii)         V          x    1.20



          where:



          "V" means the Stated Value thereof, plus the accrued and unpaid Premium thereon through the date of payment of the Redemption Amount;



          "CP" means the Conversion Price in effect on the date on which the Company receives the Redemption Notice; and



          "M" means the higher of (i) the highest Closing Sales Price of the Company's Common Stock during the period beginning on the date on which the Company receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) the fair market value, as of the date on which the Company receives the Redemption Notice, of the consideration payable to the holder of a share of the Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Company and holders of a majority of the shares of Series C Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of redemption, by an investment banking firm selected by the Company and reasonably acceptable to holders of a majority of the then outstanding shares of Series C Preferred Stock, with the costs of such appraisal to be borne by the Company.



     C. Redemption Defaults. If the Company fails to pay any holder the Redemption Amount with respect to any share of Series C Preferred Stock within ten (10) business days after its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of Series C Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of the Common Stock at the Conversion Price in effect during such period. In the event the Company is not able to redeem all of the shares of Series C Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.



     D. Optional Redemption by Company.



     (i) provided all shares of the Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by the holders of such shares of Series C Preferred Stock and (iii) eligible to be traded on either the NSCM, the AMEX, the NYSE, the NNM or the successors of any of them, and provided no Redemption Event has occurred and is continuing, if, at any time after the Issuance Date, the Closing Sales Price of the Common Stock is less than $3.50 for 11 or more consecutive trading days, the Company shall have the right, during the next five (5) trading days, to call all or part of the then outstanding shares of the Series C Preferred Stock for redemption at a redemption price per share of the Stated Value, plus all accrued but unpaid Premium with respect to such share to the date of redemption (hereinafter referred to as the "Optional Redemption Date") designated in the Notice of Redemption, payable in cash on the basis of the Market Price of the Common Stock on such date. Notwithstanding the delivery of a Notice of Redemption, a holder may convert such shares of Series C Preferred Stock subject to such notice by the delivery prior to the Optional Redemption Date of a Notice of Conversion to the Company or its transfer agent pursuant to the procedures set forth in
Article IV.B. Each Notice of Redemption shall be mailed, not less than three (3) days prior to the Optional Redemption Date, to each holder of record of the shares of the Series C Preferred Stock to be redeemed at his, her or its address as it appears in the records of the Company. In the event the Company elects to exercise its Optional Redemption rights with respect to only some of the outstanding Series C Preferred Stock, such Series C Preferred Stock shall be redeemed pro rata among the holders thereof based upon the percentage of Series C Preferred Stock held by such holders against the then total outstanding shares of Series C Preferred Stock. In the event the Company shall call for redemption shares of the Series C Preferred Stock pursuant to this Article VIII.D, the Company shall issue to the holder a Common Stock purchase warrant to purchase ..875 of a share of the Common Stock for each share of the Series C Preferred Stock being redeemed, or, if only a partial optional redemption, a pro rata amount thereof, at an exercise price equal to the Market Price of the Common Stock during the twenty (20) trading days preceding the date of the Notice of Redemption and with an expiration date of five years after issuance.



     (ii) Company may not deliver to a holder of Series C Preferred Stock an Optional Redemption Notice unless on or prior to the date of delivery of such Optional Redemption Notice (as defined below), the Company shall have segregated on the books and records of the Company an amount of cash sufficient to pay all amounts to which the holders of Series C Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph D. Any Optional Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Company.



     (iii) The redemption amount payable under this Section D shall be paid to the holders of the Series C Preferred Stock being redeemed within three (3) business days of the Optional Redemption Date; provided, however, that the Company shall not be obligated to deliver any portion of such redemption amount until either the certificates evidencing the Series C Preferred Stock being redeemed are delivered to the office of the

Company or the escrow agent or the holder notifies the Company or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series C Preferred Stock being redeemed are not delivered to the Company or the escrow agent prior to the third business day following the Optional Redemption Date, the redemption of the Series C Preferred Stock pursuant to this
Article VIII.D shall still be deemed effective as of the Optional Redemption Date and such redemption amount shall be paid to the holder of Series C Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series C Preferred Stock being redeemed are actually delivered to the Company or the escrow agent.



     E. Optional Redemption by Company at Maturity.



     (i) Provided all shares of the Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by the holders of such shares of Series C Preferred Stock and (iii) eligible to be traded on either the AMEX, the NYSE, the NNM, the NSCM, or the successors of any of them, and provided no Redemption Event has occurred and is continuing, each share of Series C Preferred Stock issued and outstanding on and after the Maturity Date, the Company may elect to redeem by providing written notice to the holders thereof on or after the Maturity Date of such election on not less than ten (10) but more than twenty (20) days' notice (the "Notice of Redemption at Maturity"), at a redemption price per share equal to the Stated Value, plus all accrued and unpaid Premium to the date of such redemption (the "Redemption at Maturity"). Notwithstanding the delivery of a Notice of Redemption at Maturity, a holder may convert such shares of Series C Preferred Stock subject to such notice by the delivery prior to the date set forth in such notice on which the Company intends to redeem such shares of a Notice of Conversion to the Company or its transfer agent pursuant to the procedures set forth in Article IV.B. In the event the Company elects to exercise a Redemption at Maturity with respect to only some of the outstanding Series C Preferred Stock, such Series C Preferred Stock shall be redeemed pro rata among the holders thereof based upon the percentage of Series C Preferred Stock held by such holders against the then total outstanding shares of Series C Preferred Stock.



     (ii) The Company may not deliver to a holder of Series C Preferred Stock a Notice of Redemption at Maturity unless on or prior to the date of delivery of such Notice of Redemption at Maturity, the Company shall have segregated on the books and records of the Company an amount of cash sufficient to pay all amounts to which the holders of Series C Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph E. Any Notice of Redemption at Maturity delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Company.



     (iii) The redemption amount payable under this Section E shall be paid to the holders of the Series C Preferred Stock being redeemed within three (3) business days of the redemption date specified in the Notice of Redemption at Maturity Date; provided, however, that the Company shall not be obligated to deliver any portion of such redemption amount until either the certificates evidencing the Series C Preferred Stock being redeemed are delivered to the office of the Company or the escrow agent or the holder notifies the Company or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series C Preferred Stock being redeemed are not delivered to the Company or the escrow agent prior to the third business day following the Optional Redemption Date, the redemption of the Series C Preferred Stock pursuant to this Article VIII.E shall still be deemed effective as of the redemption date specified in the Notice of Redemption at Maturity and the applicable redemption amount shall be paid to the holder of Series C Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series C Preferred Stock being redeemed are actually delivered to the Company or the escrow agent.



     F. Void Redemption. In the event that the Company does not pay the applicable redemption amount within the time period set forth in Article VIII.A,
Article VIII.D or Article VIII.E, at any time thereafter and until the Company pays such unpaid applicable redemption amount in full, a holder of Series C Preferred Stock shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the shares of Series C Preferred Stock that were submitted for redemption by such holder under this Article VIII and for which the applicable Redemption Amount (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile and confirmed by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Company or his or her administrative assistant) (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice and overnight courier, in-person or telephone confirmation, (i) the Notice of Redemption shall be null and void with respect to those shares of Series C Preferred Stock subject to the Void Optional Redemption Notice, and (ii) the Company shall immediately return any shares of Series C Preferred Stock subject to the Void Optional Redemption Notice.



     G. Limitation on Redemption. Anything in this Article VIII to the contrary notwithstanding, if the Redemption Event is any event described in clause (iii) of Article VIII.A, then, upon delivery of a Redemption Notice to the Company, the Company shall not be obligated to pay the Redemption Amount in cash, but shall instead, at its option, have the unconditional right, in redemption of the shares of the Series C Preferred Stock which would otherwise be entitled to a cash payment, either (i) to issue to each such holder that number of shares of the Common Stock as is equal to the quotient of (a) the product of the Redemption Amount and the number of shares of the Series C Preferred Stock to be redeemed held by such holder and (b) the average of the three (3) lowest Closing Sales Prices for the twenty (20) consecutive trading days immediately preceding delivery of the Redemption Notice or (ii) to limit the amount of the cash redemption to all holders to be not more than the cash proceeds to be received from a new equity offering of shares of the Common Stock.



                                    IX. RANK



     The Series C Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series C Preferred Stock ("JUNIOR SECURITIES"); (iii) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series C Preferred Stock, obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series C Preferred Stock ("SENIOR SECURITIES"); and
(iv) pari passu with the Series B Preferred Stock of the Company and any other class or series of capital stock of the Company hereafter created (with the consent of the holders of the Series C Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking by its terms on parity with the Series C Preferred Stock ("PARI PASSU SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.



                           X. LIQUIDATION PREFERENCE



     A. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series C Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.



     B. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.



     C. The "Liquidation Preference" with respect to a share of Series C Preferred Stock means an amount equal to the Stated Value thereof, plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                 XI. CONSENT OF SERIES B PREFERRED STOCK HOLDER



     In the event that a holder seeks to have the Company redeem the holder's shares of the Series C Preferred Stock in cash pursuant to Article V.B, Article VI.A and B, Article VII and Article VIII.A, then the Company shall simultaneously make such required payments pro rata to the holders of the Series B Preferred Stock.



                    XII. ADJUSTMENTS TO THE CONVERSION PRICE



     The Conversion Price shall be subject to adjustment from time to time as follows:



          A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of the Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of the Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.



          B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any share exchange pursuant to which all of the outstanding shares of the Common Stock are converted into other securities or property (each of (i)-(iv) above being a "CORPORATE CHANGE"), then the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of the Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of the Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the economic value of the shares of Series C Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Company, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price at the value of the Common Stock immediately prior to such Corporate Change shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company shall not effect any Corporate Change unless (i) each holder of Series C Preferred Stock has received written notice of such transaction along with the notice sent to the holders of the Common Stock of the

     Company, but in no event later than twenty (20) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) the resulting, successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) the obligations of this Certificate of Designation, and
     (iii) the securities issuable upon conversion of the Series C Preferred Stock (or replacement security) are (i) either registered with the Securities and Exchange Commission or exempt from all applicable federal and state registration requirements and such securities are listed for trading on the NYSE, the AMEX, the NNM or the NSCM, and (ii) the average weekly reported volume of trading of such securities on the principal exchange or market on which such securities are traded for the twelve (12) calendar weeks immediately preceding the public announcement of such transaction, is greater than the product of the aggregate number of shares issuable upon conversion of all such shares of Series C Preferred Stock (or replacement securities) following such event and ten (10). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of the Common Stock authorized and available for issuance upon conversion of the shares of Series C Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.



          C. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of the Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's common stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series C Preferred Stock shall be entitled to receive in such Distribution the amount of such assets payable to the holder on an as-converted basis (without giving effect to the limitations contained in Article IV.C) as of the record date for the determination of stockholders entitled to such Distribution.



          D. Issuance of Other Securities.



          (i) If at any time after the Issuance Date and on or before the Maturity Date the Company issues or sells or in accordance with Article XII.D(ii) is deemed to have issued and sold any shares of the Common Stock for no consideration or for a consideration per share less than the Dilutive Price (as defined in this subparagraph) on the date of issuance or deemed issuance of the Common Stock (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be reduced, as of the close of business on the date of such Dilutive Issuance, to the price at which such shares of the Common Stock are so issued or sold or deemed issued or sold. For purposes of this subparagraph, "Dilutive Price" means at any time the Conversion Price then in effect.



          (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Article XII.D(i) hereof, the following will be applicable:



             (a) Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase shares of the Common Stock or other securities exercisable, convertible into or exchangeable for shares of the Common Stock

        ("CONVERTIBLE SECURITIES") (such warrants, rights and options to purchase shares of the Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS") and the price per share for which a share of the Common Stock is issuable upon the exercise of such Options is less than the Dilutive Price in effect on the date of issuance of such Options ("BELOW MARKET OPTIONS"), then the maximum total number of shares of the Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the "price per share for which a share of the Common Stock is issuable upon the exercise of such Below Market Options" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of the Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such shares of the Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.



             (b) Issuance of Convertible Securities.



             (A) If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which a share of the Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article XII.D(ii)(b)(B) if applicable) is less than the Dilutive Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of shares of the Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the "price per share for which a share of the Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of the Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such shares of the

        Common Stock upon exercise, conversion or exchange of such Convertible Securities.



             (B) If the Company in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Article XII.E(ii)(b)(A) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Dilutive Price on the date of issuance of such Convertible Security was seventy-five percent (75%) of the Dilutive Price on such date (the "ASSUMED VARIABLE MARKET PRICE"). Further, if the Dilutive Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XII.D with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five (75%) of the Dilutive Price existing at the time of the adjustment required by this sentence.



             (c) Change in Option Price or Conversion Rate. If there is a reduction at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of the Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.



             (d) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of the Common Stock issuable upon exercise of any Option or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of the Common Stock issued upon exercise or conversion thereof), never been issued.



             (e) Calculation of Consideration Received. If any shares of the Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes hereof will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any shares of the Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any shares of the Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving Company, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Company as is attributable to such shares of the Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder hereof, with the costs of such determination to be borne by the Company. In case any shares of the Common Stock, Options or Convertible Securities are issued in connection with the issuance of debt securities the amount of consideration therefor shall be the cash received by the Company and the value of the securities issued by the Company shall be the fair market value of all securities and instruments issued in such transaction, with fair market value being determined by agreement between the holder hereof and the Company or if no such agreement is reached pursuant to the immediately preceding sentence. For all Options and Warrants the fair market value thereof shall be determined in accordance with the black shoals methodology.



             (f) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date and set forth on Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date or (ii) upon the grant or exercise of any stock, options or warrants which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future or otherwise granted to or exercised by an employee so long as the issuance of such stock, options or warrant is approved by a majority of the non-employee members of the Board of Directors of the Company, if any, or a majority of the members of a committee of non-employee directors established for such purpose; (iii) the issuance of securities in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements (but excluding any sale of substantially all of the Company's assets or any merger or consolidation of the Company into or with another entity in which the holders of the capital stock of the Company immediately prior to such merger or consolidation do not hold at least fifty percent (50%) in voting power of the surviving corporation); or (iv) the issuance of stock, warrants or other securities or rights to persons or entities in connection with lease lines, bank financing or similar transactions, provided that such issuances are primarily for purposes other than equity financing.

          E. Purchase Rights. If, at any time after the Issuance Date, the Company issues any securities which are convertible into or exchangeable for shares of the Common Stock, or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of the Common Stock, then the holders of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of the Common Stock acquirable upon complete conversion of the Series C Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.



          F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of the Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C Preferred Stock.



                               XII. VOTING RIGHTS



     The holders of the Series C Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "GENERAL CORPORATION LAW") and in Article XIV below.



     Notwithstanding the above, the Company shall provide each holder of Series C Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock. If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.



     To the extent that under the General Corporation Law the vote of the holders of the Series C Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (except as otherwise may be required under the General Corporation Law) shall constitute the approval of such action by the class. To the extent that under the General Corporation Law holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of the Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.



                           XIV. PROTECTION PROVISIONS



     So long as any shares of Series C Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the General Corporation Law) of holders of a majority of the then outstanding shares of Series C Preferred Stock:



          (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock;



          (b) alter or change the rights, preferences or privileges of any previously issued shares of capital stock of the Company so as to affect adversely the Series C Preferred Stock;



          (c) create any new class or series of capital stock having a preference over the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined in Article IX hereof, "Senior Securities");



          (d) create any new class or series of capital stock ranking pari passu with the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined in Article IX hereof, "Pari Passu Securities");



          (e) increase the authorized number of shares of Series C Preferred Stock;



          (f) issue any shares of Senior Securities, other than shares of Series B Stock as dividends to its holders pursuant to terms contained in its Certificate of Designation;



          (g) issue any shares of Series C Preferred Stock other than pursuant to the Securities Purchase Agreement;



          (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities;



          (i) redeem, or declare or pay any cash dividend or distribution on, any Pari Passu Securities (other than any cash dividend or distribution required by subparagraph FOURTH B.1(c)(iii), (c)(vii) and (g) of the Certificate of Designation of the Series B Preferred Stock and the redemption of shares of Series B Preferred Stock as contemplated by the Securities Purchase Agreement) while any redemption of Series C Preferred Stock is pending or when any Redemption Event exists, or

          (j) increase the par value of the Common Stock.



     Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series C Preferred Stock then outstanding.



                      XV. LIMITATION ON COMPANY'S ACTIONS



     Anything in this Certificate of Designation to the contrary notwithstanding, the Company shall not be obligated to make any redemption or payment hereunder or to issue shares of the Common Stock in lieu thereof, if such action is not permitted by the General Corporation Law or any successor statute; provided, however, the Company will permit any holder of the Series C Preferred Stock to pay an amount equivalent to the par value of any shares of the Common Stock to be issued to fulfill the Company's obligation if such action by the holder will make the action permissible under the General Corporation Law and, upon receipt of such payment, the Company will promptly issue the shares to the holder.



                               XVI. MISCELLANEOUS



     A. Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to Article IV or redeemed, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.



     B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series C Preferred Stock.



     C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock based on the number of shares of Series C Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series C Preferred Stock shall be allocated to the remaining holders of shares of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such holders.



     D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series C Preferred Stock are outstanding, the Company shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Company from issuing shares of the Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series C Preferred Stock outstanding as of the end of such quarter,
(ii) the total number of shares of the Common Stock issued upon all conversions of Series C Preferred Stock prior to the end of such quarter, (iii) the total number of shares of the Common Stock which are reserved for issuance upon conversion of the Series C Preferred Stock as of the end of such quarter and
(iv) the total number of shares of the Common Stock which may thereafter be listed or issued by the Company upon conversion of the Series C Preferred Stock before the Company would exceed the Cap Amount and the Reserved Amount. The Company (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth (10th) day of the calendar month following the quarter to which such report relates. In addition, the Company (or its transfer agent) shall provide, within fifteen (15) days after delivery to the Company of a written request by any holder, any of the information enumerated in clauses
(i) - (iv) of this Paragraph D as of the date of such request.



     E. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a holder under this Certificate of Designation (upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.



     F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series C Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of the Common Stock and (ii) the holder's rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of the Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Company to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of the Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series C Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of the Common Stock by so notifying the Company within five (5) business days after the expiration of such ten (10) business day period) the holder shall regain the rights of a holder of Series C Preferred Stock with respect to such unconverted shares of Series C Preferred Stock and the Company shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI) for the Company's failure to convert Series C Preferred Stock.



     G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, that the holders of Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.



2. PREFERRED STOCK.



     (a) Designation of Series. With respect to the 2,570,000 shares of the Preferred Stock not designated as the Series C Preferred Stock, or any or all of the 430,000 shares of the Series C Preferred Stock that, after redemption, conversion or other acquisition by the Corporation shall be restored to the status of shares of the Preferred Stock without series, the Board of Directors of the Corporation is authorized, subject to the limitations prescribed by the GCL and the provisions of this subparagraph Fourth B.2, to provide for the issuance of the shares of the Preferred Stock in series and, by filing a certificate pursuant to the GCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;



     (b) Priority. Each series into which the Preferred Stock shall be subdivided by the Board of Directors subsequent to the date hereof, as herein provided, shall, to the extent of its relative rights, powers and preferences, be senior to the Common Stock and each subsequently created series of the Preferred Stock unless a provision is otherwise made by the Board of Directors; provided, however, the Preferred Stock and each series thereof shall in any event be junior to the Series C Preferred Stock except as may otherwise be consented to by the holders of at least the majority of the then outstanding shares of the Series C Preferred Stock.



     (c) Board Designation. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:



          (i) The number of shares constituting that series and the distinctive designation of that series;



          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;



          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;



          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;



          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;



          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and



          (viii) Any other relative rights, preferences and limitations of that series.



     (d) Dividends. Dividends on the outstanding shares of the Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of the Common Stock with respect to the same dividend period.



     (e) Preference on Liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to the holders of shares of the Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of the Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.



3. COMMON STOCK.



     (a) Designation and Dividends. The Common Stock shall be designated "Common Stock." Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available for the payment of dividends.



     (b) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of creditors and after the holders of any then outstanding series of the Preferred Stock shall have been paid in full amounts to which they shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of any then outstanding series of the Preferred Stock shall be entitled shall have been deposited with a bank or trust company having a capital surplus and undivided profits of at least $25,000,000 as a trust fund for the benefit of the holders of any then outstanding series of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. For the purposes of this subparagraph Fourth B.2 (b), the consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed a liquidation or dissolution of the Corporation.



     (c) Voting Right. Each holder of the Common Stock shall be entitled to one vote per share thereof held upon all matters.



4. DEFINITIONS.



     (i) The term "Business Day" shall mean any day on which national banks in the City of Los Angeles, State of California are open.



     (ii) The term "Common Stock" shall mean the Corporation's currently authorized Common Stock and any shares into which such Common Stock may hereafter be changed.



     FIFTH:  The corporation is to have perpetual existence.


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     SIXTH:  Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of sec.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of sec.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.



     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:



          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than three (3) nor more than nine (9). The exact number of directors shall be determined from time to time by a majority of the whole Board and such number shall be five (5) until otherwise determined by a resolution adopted by the majority of the whole Board. In the event that the number of directors is increased by such a resolution of the whole Board, the vacancy or vacancies so resulting shall be filled by a vote of a majority of the directors then in office. No decrease in the number of directors shall shorten the term of any incumbent director. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.



          2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of sec.109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of sec.141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.



          3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to


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     vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of sec.242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.



          4. The Board of Directors shall be divided into three (3) classes as nearly equal in number as possible, with the term of office of Class A expiring at the annual meeting of stockholders in 2001, of Class B expiring at the annual meeting of stockholders in 2002, and of Class C expiring at the annual meeting of stockholders in 2003. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2001, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in numbers as possible. When the number of directors is increased by the Board of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board to fill a vacancy, which occurs as a result of the death, resignation or removal of another director, such director will hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this paragraph 4 of Article SEVENTH shall serve until his or her successor is duly elected and qualifies.



     EIGHT: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of sec.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.



     NINTH: The Corporation shall, to the fullest extent permitted by the provisions of sec.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.



     TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the


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time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH."



Signed on January 25, 2002



                                                 /s/ ROBERT W. BEREND

                                          --------------------------------------

                                                     Robert W. Berend


                                                        Secretary


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